Exhibit 4.10

LOAN AGREEMENT
AMONG
W. RUSSELL BYERS
and
VISEON, INC.
Executed August 9, 2005

     THIS LOAN AGREEMENT (this “Agreement”) is entered into on this 9th day of August 2005, by and among VISEON, INC. f/k/a RSI Systems, Inc., a Nevada corporation (hereinafter the “Borrower” or the “Company”), and W. RUSSELL BYERS an individual residing in the state of New York (hereinafter the “Lender”).
RECITALS
     WHEREAS, the Borrower has entered into an agreement with a placement agent for the purpose of raising additional capital through a private placement of it’s securities in an amount of not less that Five Million Dollars (the “Private Offering”); and
     WHEREAS, the Borrower anticipates the closing of the Private Offering to occur within thirty days of the date hereof at which time the proceeds thereof will be paid to Borrower (the “Funding”); and
     WHEREAS, the Borrower has an immediate need for additional funds on an interim basis to pay certain expenses of Borrowers ongoing business until such time that Borrower receives the Funding; and
     WHEREAS, concurrently with the execution hereof and in consideration of the terms and conditions set forth hereinbelow, the Lender is advancing funds, directly to the Borrower, in the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Bridge Loan”) pursuant to the terms evidenced by that certain Promissory Note executed by Borrower payable to the order of Lender of even date herewith (the “Note”); and
     WHEREAS, in partial consideration for this Agreement and the Note, the Borrower has agreed to issue to the Lender a Warrant (the “Lender Warrant”) to purchase Two Hundred Fifty Thousand (250,000) shares of duly authorized, validly issued, fully paid and nonassessable Common Stock of the Company, par value $0.01 per share, (the “Warrant Shares”) at the purchase price of One Dollar and Twenty-Six Cents ($1.26) per share, expiring on August 8, 2010 (the “Expiration Date”), all subject to the terms, conditions and adjustments set forth therein; and
     WHEREAS, the Borrower and the Lender desire to make conditional provisions for the registration of the securities to be issued upon exercise of the Lender Warrant, as set forth in the Piggyback Registration Rights Agreement; and
     WHEREAS, it is the desire of the Borrower and Lender to enter into this Agreement and the agreements ancillary hereto only on the terms and conditions as specifically set forth herein.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt, and adequacy of which are hereby acknowledged by all parties hereto, Borrower and Lender agree as follows:
1.	Lender’s Commitment. In consideration of Lender’s agreement to extended credit
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and advance funds to Borrower on the terms hereof, Borrower shall execute and deliver to the Lender (i) the Note (ii) the Lender Warrant and (iii) the Piggyback Registration Rights Agreement, all of even date herewith and in accordance with the terms of this Agreement
2.	Execution and Delivery of Lender’s Consideration. The Borrower shall execute and deliver to the Lender the documents listed hereinbelow in consideration of the Lender’s agreement to enter into this Agreement, the other agreements referenced herein and to advance the Principal Amount of the Note. The following documents shall be executed by the Borrower and delivered to the Lender to be effective upon Borrower’s receipt of the Loan Proceeds, which is a precondition thereof:
2.1	Execution and Delivery of the Note The Borrower shall execute and deliver to the Lender the Note which shall be in form and substance virtually identical the promissory note attached hereto as Exhibit “A”.

2.2	Execution and Delivery of the Lender Warrant The Borrower shall execute and deliver to the Lender the Lender Warrant, which shall be in form and substance virtually identical the warrant attached hereto as Exhibit “B”.

2.3	Execution and Delivery of the Piggyback Registration Rights Agreement. The Borrower shall execute and deliver to the Lender the Piggyback Registration Rights Agreement, which shall be in form and substance virtually identical the Piggyback Registration Rights Agreement attached hereto as Exhibit “C”.

2.4	Execution and Delivery of this Agreement. The Borrower shall execute and deliver to the Lender an original of this Agreement.
3.	Funding of the Bridge Loan. Upon delivery of the documents set forth in Section 2 hereinabove, Lender shall transfer to Borrower the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan Proceeds”) by bank wire transfer to the following coordinates:

Notwithstanding the execution and delivery of the aforesaid documents to the Lender, Borrower’s receipt of the loan proceeds by wire transfer in immediately available funds is a precondition to the effectiveness of this Agreement, the Note, the Lender Warrant and the Piggyback Registration Rights Agreement.
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4.	MISCELLANEOUS.
     4.1 Entire Agreement. This Agreement, constitutes the complete agreement between the parties with respect to the subject matter hereof and thereof, supersedes all prior agreements, commitments, understandings, or inducements (either oral or written, expressed or implied) and may not be modified, altered, or amended except by a written agreement signed by Lender and Borrower as applicable. Each party to this Agreement acknowledges that no representations, inducements, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of such party, which are not embodied herein, and no other agreement, statement or promise not hereincontained shall be valid or binding. The parties hereto have had an opportunity to consult with their respective attorneys concerning the meaning and the import of this Agreement and each has read this Agreement, as signified by their signatures below, and is executing the same for the purposes and consideration herein expressed.
     4.2 No Waiver. Neither Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of the this agreement, nor Lender’s failure to exercise, nor any delay in exercising, any right, power, or privilege under this Agreement, Preexisting Debt Obligation, the Carbone Note, the Lender Warrant or the Piggyback Registration Rights Agreement shall (a) waive, affect, or diminish any right of Lender hereafter to demand strict compliance and performance therewith or (b) operate as a waiver thereof except as expressly set forth herein. Any suspension or waiver of a Default, Event of Default, or other provision under any of the forgoing agreements must be in writing signed by Lender to be effective and shall not suspend, waive, or affect any other Default or Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type, and shall not be construed as a bar to any right or remedy that Lender would otherwise have had on any future occasion.
     4.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or facsimile (with transmission confirmation report) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered on a business day after during normal business hours where such notice is to be received); or (b) on the business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:
If to LENDER:
W. Russell Byers
170 Skimhampton Road
Amagansett; New York 11930
If to BORROWER:
Viseon, Inc.
Attention: President
545 E. John Carpenter Freeway
Suite 1430
Irving, Texas 75062
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Facsimile: 972-818-7343
Any party may require any other party to serve notices in accordance with this Section at a different address or directed to another person for receipt of notices, if such party so designates such other person or address in writing delivered to every other party in accordance with this Paragraph.
     4.4 Successors and Assigns. This Agreement and all agreements executed in furtherance hereof or ancillary hereto shall be binding upon, and shall inure to the benefit of, Borrower, Lender and their respective successors and permitted assigns, except as otherwise provided herein or therein. Borrower shall not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties under this Agreement without the prior written consent of Lender. Any such purported assignment, transfer, hypothecation, or other conveyance by Borrower without the prior express written consent of Lender shall be void. The terms and provisions of this Agreement and the other documents and agreements executed in furtherance hereof are for the purpose of defining the relative rights and obligations of Borrower and Lender with respect to the transactions contemplated hereby and thereby, and there shall be no third party beneficiaries of any of the terms and provisions of any of such agreements or documents. Lender reserves the right at any time to create and sell in its entirety or a participation in any portion of the Carbone Note and to sell, transfer or assign any or all of its right, title or interest in and to the same, and Borrower consents to Lender’s sale of any participations in, at any time or times, the Carbone Note or of any portion thereof or interest therein, including Lender’s rights, title, interests, remedies, powers, or duties thereunder, whether evidenced by a writing or not, and to the sale, assignment and transfer of any or all of its right, title or interest in and to the Carbone Note or the Lender Warrant.
     4.5 Presumption against Scrivener. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision.
     4.6 Law Governing Agreement. This Agreement is made and entered into and is to be at least partially performed in Clark County, Nevada. It shall be interpreted, construed and enforced and its construction and performance shall be governed by the laws of the State of Nevada applicable to agreements made and to be performed entirely within such State without regard to principles of conflicts of laws, except to the extent that federal law may apply.
     4.7. Partial Invalidity. Each part of this Agreement is intended to be separate. If any term, covenant, condition or provision hereof is illegal or invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement and all such remaining parts hereto shall not be impaired or invalidated in any way, but shall be legal, valid and enforceable and have full force and effect as if the illegal, invalid, unenforceable part has not been included.
     4.8 Variations in Pronouns. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender and vice versa, all singular words shall include the plural, and all plural words shall include the singular. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.
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     4.9. Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement to any other document by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
     4.10 Headings. The headings used in this Agreement are for administrative purposes only and do not constitute substantive matter to be considered in construing the terms and shall not affect the interpretation of this Agreement. All references herein to Sections, Paragraphs, subsections, and clauses, shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. A reference to an article or section will mean an article or section in this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole. The terms “including” and “include” as used in this Agreement will be deemed to include the phrase “without limitation.”
     4.11 Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements from the offending party, in addition to any other relief to which it may be entitled.
     4.12 Further Assurances. At any time and from time to time after the date hereof, at the request of Lender, and without further consideration, Borrower will execute and deliver such other and further instruments and documents, and take such other action as Lender may reasonably deem necessary, convenient or desirable in order to more effectively assist Lender in exercising its rights with respect hereto, and realizing the benefits created by this Agreement.
     IN WITNESS WHEREOF , the undersigned have duly executed this Agreement on this 9th day of August 2005, as evidenced by their respective signatures below.

BORROWER:	LENDER:
VISEON, INC.

/s/ JOHN HARRIS	/s/ W. RUSSELL BYERS

By: John Harris	W. RUSSELL BYERS
Its: President
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